UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.      )

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InterDigital Communications Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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InterDigital Communications Corporation

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be Held June 2, 2005

TO THE SHAREHOLDERS OF INTERDIGITAL COMMUNICATIONS CORPORATION:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of InterDigital Communications Corporation, a Pennsylvania corporation (the “Company”), will be held on Thursday, June 2, 2005, at 2:00 p.m. Eastern Daylight Time, at the Crowne Plaza Valley Forge, King of Prussia, Pennsylvania, for the following purposes:

1.	To elect three directors;

2.	To consider and vote on a non-binding shareholder proposal;

3.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accountants for the Company’s fiscal year ending December 31, 2005; and

4.	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

Shareholders of record of the Company’s Common Stock at the close of business on April 15, 2005 are entitled to notice of and to vote at the Annual Meeting. Whether or not you plan to attend the Annual Meeting, please complete, sign date and return the enclosed proxy card so that your shares will be represented and voted.

By Order of the Board of Directors,

Lisa Axt Alexander
Corporate Secretary

April 27, 2005

781 Third Avenue

King of Prussia, Pennsylvania

WE URGE SHAREHOLDERS TO MARK, SIGN AND RETURN

PROMPTLY THE ACCOMPANYING PROXY CARD

OR TO VOTE OVER THE INTERNET OR BY TELEPHONE.

INTERDIGITAL COMMUNICATIONS CORPORATION

781 Third Avenue, King of Prussia, PA 19406-1409

PROXY STATEMENT FOR THE 2005 ANNUAL MEETING OF SHAREHOLDERS

Information Concerning Voting and Solicitation

Ge neral

You are invited to attend our Annual Meeting of Shareholders on June 2, 2005, beginning at 2:00 p.m., Eastern Daylight Time, at the Crowne Plaza Valley Forge, King of Prussia, Pennsylvania (the “Annual Meeting”).

These proxy materials are provided in connection with the solicitation by the Board of Directors of InterDigital Communications Corporation (the “Company,” “we,” or “our”), a Pennsylvania corporation, of proxies to be voted at our 2005 Annual Meeting of Shareholders and at any adjournment or postponement.

This Notice of Annual Meeting, Proxy Statement and proxy card and 2004 Annual Report are being mailed to shareholders on approximately April 29, 2005.

Sh areholders Entitled to Vote at the Annual Meeting

Holders of record of the Company’s Common Stock at the close of business on April 15, 2005, are entitled to vote their shares at the Annual Meeting and any adjournment or postponement. As of that date, there were 53,728,519 shares of Common Stock outstanding and entitled to vote. Each share of Common Stock entitles the holder to one vote. Votes will not be cumulated in the election of directors. The names of shareholders of record entitled to vote at the Annual Meeting will be available at the Annual Meeting.

Quorum and Required Vote

The presence, in person or by proxy, of the holders of a majority of the shares entitled to vote is necessary for every matter to be voted on at the Annual Meeting. Proxies marked as abstaining and broker non-votes will be treated as present at the Annual Meeting for purposes of a quorum but will not be voted and will have no effect on matters to be voted upon at the Annual Meeting. A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because it does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

Directors are elected by a plurality of the votes cast. Approval of all other matters presented at the Annual Meeting requires the affirmative vote of a majority of the votes cast by shareholders present, in person or by proxy, at the Annual Meeting.

Shareholders of Record and Beneficial Owners

If your shares are registered directly in your name with the Company’s transfer agent, American Stock Transfer & Trust Company, you are considered, with respect to those shares, the “shareholder of record.” The Notice of Annual Meeting, Proxy Statement and proxy card and 2004 Annual Report have been sent directly to you by the Company.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of shares held in street name. The Notice of Annual Meeting, Proxy Statement and voting instruction form and 2004 Annual Report have been forwarded to you by your broker, bank or other holder of record who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by using the voting instruction card included in the mailing or by following their instructions for voting by telephone or on the Internet.

P roxies and Voting Procedures

(a)        You may vote by one of the following methods:

(i)        By Mail. Complete, sign and date the proxy card or voting instruction form and return it in the prepaid envelope. If you return it without indicating your voting preferences, the persons named in the proxy card or voting instruction card may vote the shares represented by that proxy as recommended by the Board of Directors.

(ii)        By Telephone or on the Internet.

If you are a Shareholder of Record:

To Vote by Telephone (Touch-Tone Phone Only) Take notice of the control number printed on your proxy card. Please have your control number and the proxy card available when you call. Dial toll free 1-800-PROXIES and follow the instructions.

To Vote by Internet If you wish to vote using the Internet, you can access the web page at WWW.VOTEPROXY.COM and follow the on-screen instructions. If you vote by the Internet, you must have your control number and the proxy card available when you access the web page.

Telephone and Internet voting facilities for shareholders of record will be available 24 hours a day, and will close at 11:59 p.m. Eastern Daylight Time on June 1, 2005.

If you are a Beneficial Owner:

To Vote by Telephone (Touch-Tone Phone Only) Take notice of the control number printed on your voting instruction form. Please have your control number and the voting instruction card available when you call. Dial the toll free number shown on your voting instruction form and follow the instructions.

To Vote by Internet If you wish to vote using the Internet, you can access the web page at WWW.PROXYVOTE.COM and follow the on-screen instructions. If you vote by the Internet, you must have your control number and the voting instruction form available when you access the web page.

Telephone and Internet voting facilities for beneficial owners will be available 24 hours a day, and will close at 11:59 p.m. Eastern Daylight Time on June 1, 2005.

(iii)        Voting in Person at the Annual Meeting. All record holders may vote in person at the Annual Meeting. If you are a beneficial owner of shares, you must obtain a legal proxy from your broker, bank or other holder of record and present it to the judge of election with your ballot to be able to vote at the Meeting.

Your vote is important. You can save us the expense of a second mailing by voting promptly.

(b)        Revoking Your Vote. You can revoke your proxy at any time before it is voted.

If you are a shareholder of record you may do so by (a) delivery of a written notice of revocation or by electronic transmission to the Corporate Secretary of the Company or the Company’s designated agent, such notice to be received no later than the business day preceding the Annual Meeting, (b) a properly executed, later-dated proxy, or (c) attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not, by itself, constitute a revocation of a proxy.

If you are a beneficial owner you may submit new voting instructions by contacting your bank, broker or other holder of record. You may also vote in person at the Annual Meeting if you obtain a legal proxy as described above.

All shares that have been properly voted and not revoked will be voted at the Annual Meeting.

(c)        Other Matters. As of the date of this Proxy Statement, we do not know of any items, other than those identified in the Notice of Annual Meeting of Shareholders, which may properly come before the Annual Meeting. However, if other matters should properly come before the Annual Meeting or any adjournment thereof, proxy holders intend to vote in accordance with the recommendation of the Board of Directors, or if no recommendation is given, in their own discretion.

C ost of Proxy Solicitation

The Company will pay the cost of solicitation of proxies by the Board of Directors. Proxies may be solicited by mail, electronic mail, personal interview, telephone, telegraph or facsimile. In addition, we have retained W.F. Doring & Co. to aid in the solicitation of proxies for a fee of approximately $7,000, plus expenses. Banks, brokerage houses and other institutions, nominees and fiduciaries will be requested to forward the proxy materials to beneficial owners in order to solicit authorizations for the execution of proxies. We will, upon request, reimburse such banks, brokerage houses and other institutions, nominees and fiduciaries for their expenses in forwarding such proxy materials to the beneficial owners of the Company’s Common Stock. In addition, our directors, officers and employees may solicit proxies by such methods without additional remuneration.

Tabulation of the Votes

A representative of our transfer agent, American Stock Transfer & Trust Company, will tabulate the votes and act as judge of election at the Annual Meeting.

Shareholder Proposals

Shareholders may make proposals to be considered at the 2006 Annual Meeting of Shareholders (“2006 Annual Meeting”) provided that, in addition to meeting the shareholder eligibility requirements of the Securities and Exchange Commission’s (“SEC”) rules governing such proposals, the proposal is received not later than December 28, 2005, at the Company’s principal executive offices, 781 Third Avenue, King of Prussia, Pennsylvania 19406-1409, Attention: Corporate Secretary. In accordance with the Company’s By-Laws, no business may be brought before the 2006 Annual Meeting unless: specified in the notice of meeting or otherwise brought before the meeting by or at the direction of the Board of Directors or brought by a shareholder who has delivered notice to the Company (containing certain information specified in the By-Laws) not earlier than March 3, 2006 or later than April 2, 2006. The form of proxy issued with our 2006 Proxy Statement will confer discretionary authority to vote for or against any valid proposal made by a shareholder at our 2006 Annual Meeting and which is not included in our proxy statement. However, such discretionary authority may not be exercised if the shareholder proponent has provided to our Corporate Secretary notice of such proposal within the time frames set forth above, and certain other conditions provided for in the SEC’s rules have been satisfied.

A copy of the full text of the By-Law provisions discussed above may be obtained by writing to the Corporate Secretary, InterDigital Communications Corporation, 781 Third Avenue, King of Prussia, Pennsylvania 19406-1409.

ELECTION OF DIRECTORS

(Proposal No. 1)

The business and affairs of the Company are managed under the direction of its Board of Directors. The Board of Directors currently consists of eight members, divided into three classes each having a term of three years. The Board of Directors has nominated three current directors for election at the Annual Meeting for a term expiring at the 2008 Annual Meeting of Shareholders and until their successors are elected and qualified. Unless authority to vote for the nominees is withheld in the proxy, the persons named in the accompanying proxy intend to vote the shares represented by the proxy FOR the election as director of the nominees named below. We have no reason to believe that the named nominees will be unavailable to serve if elected. However, if any of the nominees is unavailable to serve for any reason, the proxies may be voted for another person nominated as a substitute by the Board of Directors. Five incumbent directors will continue to serve as directors following the Annual Meeting as set forth below, with three directors having a term expiring at the year 2007 Annual Meeting of Shareholders and two directors having a term expiring at the year 2006 Annual Meeting of Shareholders.

The following biographical information is furnished as to the nominees for election as a director and each of the current directors:

N ominees for Election to the Board of Directors

Term Expiring at 2008 Annual Meeting of Shareholders

HARRY G. CAMPAGNA, 66, Chairman of the Board of Directors, has been a director of the Company since April 1994. Mr. Campagna has been the President, Chief Executive Officer and Chairman of the Board of Directors of Qualitex Co. for more than the past five years. Qualitex Co. is involved in the manufacturing of items for the garment apparel and textile maintenance industries.

STEVEN T. CLONTZ, 54, became a director of the Company in April 1998. In January 1999, Mr. Clontz became President and Chief Executive Officer of StarHub, Ltd. (“StarHub”), a Singapore-based info-communications corporation providing a full range of information, communications and entertainment services over fixed, mobile, Internet and cable TV networks. Mr. Clontz has also served as an executive director of StarHub since 1999 and as an executive director of six of its affiliates. In April 2005, Mr. Clontz was appointed to the Board of Directors of Equinix, Inc., a leading global provider of network-neutral data centers and Internet exchange services headquartered in California. In February 2004, Mr. Clontz was appointed to the Executive Committee of the Board of Directors of Global Crossing Limited, a Bermuda corporation, which provides telecommunications solutions over a global IP-based network.

EDWARD KAMINS, 56, became a director of the Company in December 2003. In July 2003, Mr. Kamins became Chief Information Officer and Senior Vice President of Avnet, Inc., a B2B provider of supply chain management and engineering services, and a global distributor of semiconductors, enterprise networks and computer equipment, and embedded subsystems from leading manufacturers. Mr. Kamins joined Avnet in 1996 as Senior Vice President of Business Development for Avnet Computer Marketing. In October 1999, Mr. Kamins was named President of Avnet Applied Computing, a new operating group chartered to serve customers’ embedded computing needs. Mr. Kamins serves on the Advisory Board for the Lupus Foundation of New England, a not-for-profit foundation.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR PROPOSAL NO. 1 TO ELECT MESSRS. CAMPAGNA, CLONTZ AND KAMINS TO THE BOARD OF DIRECTORS.

Members of the Board of Directors Continuing in Office

Term Expiring at 2007 Annual Meeting of Shareholders

ROBERT S. ROATH, 62, has been a director of the Company since May 1997. Mr. Roath served as Chief Financial Officer and Senior Vice President of RJR Nabisco, Inc. (“RJR Nabisco”) from April 1995 to April 1997 and Corporate Controller and Senior Vice President at RJR Nabisco from September 1990 to April 1995. Mr. Roath has been a part-time consultant and Chairman of the Advisory Board to L.E.K. Consulting, a shareholder-value consulting firm, since May 1997. Mr. Roath is also a member of the Advisory Board to the Roundabout Theatre, a New York City not-for-profit classic theater and is a member of the Advisory Board of the Robert H. Smith School of Business at the University of Maryland.

ROBERT W. SHANER, 56, has been a director of the Company since December 2003. From January 2004 to present, Mr. Shaner has served as founder and managing partner of Performance Management, LLC, a professional management consulting firm specializing in the optimization of business performance. From February until September 2004, Mr. Shaner served as Interim Chief Executive Officer of REMEC, Inc., a developer and manufacturer of telecommunications infrastructure products for voice, video and data transfer over wireless networks and sophisticated microwave electronic subsystems for defense radar, communications, and electronic warfare applications. From January 2001 to February 2003, Mr. Shaner served as President of Wireless Operations for Cingular Wireless LLC, a joint venture between the wireless divisions of SBC Communications Inc. and BellSouth Corporation. From November 1999 to January 2001, Mr. Shaner served as the Regional President of SBC Wireless, Inc., a provider of wireless communication services to consumers and businesses. Prior to 1999, Mr. Shaner served in various executive capacities at SBC-related companies. Mr. Shaner also serves as Curator and Chairman of the Board of Central Methodist University, a director of REMEC, Inc., and a director of Mobility Electronics, Inc.

ALAN P. ZABARSKY, 57, has been a director of the Company since December 2003. From September 2003 to present, Mr. Zabarsky has served as the Founder and Chief Executive Officer of Technology Consulting Associates, Inc., a consulting practice focused on wireless technology development and product requirements. Mr. Zabarsky has also held numerous executive positions with Motorola, Inc., from June 1976 through July 2002, including Corporate Vice President and Director, Corporate Strategy from May 1999 to July 2002; Corporate Vice President and General Manager, Smart and Connected Products, PCS, January 1998 to May 1999; and Corporate Vice President, Engineering Solutions, Global Telecom Solutions Group.

Members of the Board of Directors Continuing in Office

Term Expiring at 2006 Annual Meeting of Shareholders

D. RIDGELY BOLGIANO, 72, has been a director of the Company since 1981. Mr. Bolgiano has been a Vice President and Chief Scientist of the Company since April 1984 (title distinctions among the Company’s Vice Presidents at the executive level were eliminated and the title nomenclature of all such individuals was revised effective January 1, 2004 without changes to responsibilities), and has served as Chairman of the Board of Directors of InterDigital Technology Corporation, a wholly-owned subsidiary of the Company, since May 1996. Mr. Bolgiano has been affiliated with the Company in various capacities since 1974.

HOWARD E. GOLDBERG, 59, became a director of the Company in November 2000. Mr. Goldberg also serves as Chief Executive Officer and President of the Company, positions he has held since November 2000 and January 2001, respectively. Prior to holding such positions, Mr. Goldberg served as Interim President from September 1999 until January 2001. Mr. Goldberg also held the positions of Executive Vice President, General Counsel and Secretary from May 1995 to October 1998, and Executive Vice President – Strategic Alliances from October 1998 to September 1999.

I nformation about the Board of Directors

Committees and Meetings of the Board of Directors

Our Board of Directors holds regularly scheduled quarterly meetings and regularly meets in executive session. In 2004, the Board of Directors met eleven times and acted one time by unanimous written consent. Each of the above incumbent directors attended at least 75% of the meetings of the Board of Directors and the committees on which they serve. In addition, all members of the Board of Directors were in attendance at the 2004 Annual Meeting of Shareholders. Although the Company does not have a formal policy regarding attendance by members of the Board of Directors at the Company’s Annual Meeting of Shareholders, it encourages directors to attend and historically more than a majority have done so.

The Board of Directors’ standing committees are comprised solely of independent directors as defined under applicable Nasdaq rules. Committee composition and meeting information during 2004 is as set forth below:

Name	Audit Committee		Compensation Committee		Finance & Investment Committee		Nominating & Corporate Governance Committee		Executive Committee
Harry G. Campagna			X	*			X	*	X

Steven T. Clontz	X		X		X				X

Ed Kamins	X						X

Robert S. Roath	X	*	X		X	*			X

Robert W. Shaner			X		X		X

Alan P. Zabarsky	X

Number of Meetings in 2004 (Actions by Written Consent)	10	(1)	8	(3)	2		4		1	(3)

*	Designates Committee Chairman

Audit Committee:    The principal function of the Audit Committee is to assist the Board of Directors in their general oversight responsibilities relating to the Company’s corporate accounting, financial reporting practices and integrity of financial reports as well as legal and regulatory compliance therewith. The Audit Committee is responsible for the selection, retention and compensation of the Company’s independent accountants, and retains oversight of their independence and performance. The Audit Committee assists in facilitating effective communication between the Board of Directors and the Company’s independent accountants, and regularly reports Audit Committee actions to the full Board of Directors. In addition, the Audit Committee oversees the quality of the Company’s internal accounting control structure, maintains procedures for handling complaints, including confidential and anonymous submissions made by employees of the Company regarding the Company’s accounting, internal accounting controls and auditing matters, and is responsible for preparing the Audit Committee Report for inclusion in the Company’s proxy statement. A copy of the Audit Committee’s Charter is attached to this Proxy Statement as Appendix “A” and is also available on the Company’s website at: http://www.interdigital.com/corp_gov_audit_comm_charter.shtml. The Board of Directors has determined that Mr. Roath is a “financial expert” and that he and all other Audit Committee members are “independent” as defined under Rule 4200(a)(15) of Nasdaq listing standards.

Compensation Committee:    The primary functions of the Compensation Committee are to (1) assist the Board of Directors in discharging its responsibilities relating to compensation of the Company’s Chief Executive Officer and other executive officers; (2) oversee the Company’s compensation-related policies and programs and the level of awards to employees; and (3) assist the Board of Directors and the Chairman of the Board of Directors in the review, evaluation and succession planning of the Company’s Chief Executive Officer and other members of senior management. The Compensation Committee is also responsible for preparing an annual report on executive compensation in accordance with applicable securities regulations to be included in the Company’s proxy statement. The Compensation Committee is guided in the execution of its primary functions by the Board of Directors’ philosophy that the interests of key leadership should be aligned with the long-term interests of the Company and its shareholders. A copy of the Compensation Committee’s Charter is available on the Company’s website at: http://www.interdigital.com/corp_gov_comp_comm_charter.shtml.

Executive Committee:    The Executive Committee holds and is empowered to exercise the authority of the Board of Directors between Board meetings in the management of the business affairs of the Company.

Nominating and Corporate Governance Committee:    The primary functions of the Nominating and Corporate Governance Committee (“Nominating Committee”) are to (1) assist the Board of Directors in identifying and recommending qualified individuals to become board members and committee members; (2) consider matters of corporate governance and recommend to the Board of Directors changes and modifications to the Company’s Corporate Governance Guidelines; and (3) assist the Board of Directors in the review and evaluation processes employed to assess the Board of Directors’ effectiveness. A copy of the Nominating Committee’s Charter is available on the Company’s website at: http://www.interdigital.com/corp_gov_nominating_comm_charter.shtml.

Nominating Process

The Nominating Committee will consider nominees recommended by shareholders, that are presented within the time frames, and that are accompanied by the information required by the Company’s By-Laws. To date, the Board of Directors has not received any recommendations from shareholders requesting a candidate be considered for inclusion on the Board of Directors’ slate of nominees in the proxy statement. The Board of Directors does not have a separate policy for addressing shareholder recommended nominees, however, the Board has determined that if such a recommendation were received it would be considered in the same manner that all director candidates are considered, provided it is submitted in accordance with the requirements in the Company’s By-Laws. Specifically, candidates are evaluated and recommended to the Board of Directors by the Nominating Committee. Among the factors considered are a nominee’s experience at policy-making levels in areas relevant to the Company’s business, level of personal and professional ethics, integrity and values, and ability to serve the long-term interests of shareholders. Additional considerations include the size and diversity of experience of the Board of Directors as an operating body. The Board of Directors also believes that at least one of its members must meet the criteria for an “audit committee financial expert” as defined by SEC rules and that a majority of its members meet the definition of an “independent director” under Nasdaq rules.

Historically, the Nominating Committee has engaged search firms to assist it in finding new independent Board members. The role of the search firms was to identify and screen potential candidates and, with respect to persons in whom the Nominating Committee was interested, provide background information and references.

Shareholder Communications with the Board of Directors

The Board of Directors provides a process for shareholders to send communications to the Board or any of its directors which is described on the corporate governance section of the Company’s website at http://www.interdigital.com. The website provides a link enabling shareholders to send communications by e-mail. All such communications are compiled by the Investor Relations Department of the Company and submitted, as appropriate, to the Board of Directors or specified directors on a periodic basis. Any complaints relating to accounting, internal accounting controls or auditing matters may be made confidentially and must be in writing addressed to the Office of the Ombudsman, P.O. Box 60814, King of Prussia, Pennsylvania 19406-1409.

Co mpensation of Outside Directors

Members of the Board of Directors who were not officers or employees of the Company (“Outside Directors”) were compensated as follows during fiscal 2004:

Annual Board Retainer:	$25,000
Committee Chairs:	$15,000 / $30,000 for Audit Committee Chair
Committee Membership:	$5,000
Re-Election RSU* Grant:	6,000 RSUs (vesting 2,000 each year beginning at 1st anniversary of re-election)
Annual RSU Grant (awarded to all Outside Directors at each annual meeting**):	2,000 RSUs (vesting in full one year from grant date)

*	Restricted stock unit.
**	For so long as an Outside Director has stock options vesting pursuant to a grant made under the previous director compensation plan (a program, discontinued in December 2003, which provided a grant of 48,000 options upon election, vesting 16,000 at each subsequent annual meeting), he will not be entitled to the Annual RSU Grant.

All cash payments are based on service for a full year and pro rata payments are made for service of less than one year. Payments are made quarterly and awards of RSUs are granted effective at the corresponding Annual Meeting of Shareholders. The Company also reimburses Outside Directors for certain expenses incurred in attending Board of Directors and committee meetings and travel on behalf of the Company.

In connection with his continued oversight of the Company’s ongoing patent arbitration proceedings and other Company matters in his capacity as Chairman of the Board during 2004 into 2005, Mr. Campagna was awarded 10,000 RSUs in 2005. With notice to the full Board, such award was approved by the Compensation Committee with Mr. Campagna recusing himself. These RSUs vest two years after their grant date (subject to certain rights of acceleration), are forfeitable if he ceases to serve as a director before vesting, have no voting rights, and are not deemed to be outstanding shares.

Stock ownership guidelines applicable to the Outside Directors are set at a target of three times their annual cash retainer. All Outside Directors were in compliance with such guidelines at December 31, 2004.

C ompliance with Section 16(a) of the Securities Exchange Act of 1934

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC, initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Executive officers, directors and greater than ten percent shareholders (collectively, the “Reporting Persons”) are additionally required to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company and written representations of the Reporting Persons that no other reports were required with respect to fiscal year ending December 31, 2004, the Reporting Persons complied with Section 16(a) filing requirements.

Co de of Ethics

The Company has adopted a Code of Business Conduct and Ethics (the “Code”) that applies to all Company employees, officers and directors. The Code is available on the Company’s website at: http://www.interdigital.com/corp_gov_main.shtml. We intend to disclose any amendments to the Code, as well as any waivers for executive officers or directors on our website. No such waivers or amendments were made in fiscal year 2004.

Co mpensation Committee Interlocks

and Insider Participation

During 2004, the following directors served on the Compensation Committee of the Board of Directors: Messrs. Campagna (Chairman), Roath, Clontz and Shaner. None of the aforementioned Compensation Committee members was an officer or employee of the Company or any of its subsidiaries during 2004, or was formerly an officer of the Company or any of its subsidiaries.

Executive Compensation

Comp ensation Committee Report on Executive Compensation

General

The Compensation Committee of our Board of Directors (the “Committee”) has overall responsibility for the establishment, modification and implementation of executive compensation and benefit programs of the Company. Primary duties include: adopting compensation plans, setting annual salaries for executive officers, determining bonus and other direct and indirect benefits for executive officers and other employees, and administering Company equity incentive plans including the grant of awards under such plans to all eligible persons. The Committee is comprised solely of independent directors, as prescribed by the Committee’s Charter.

The Committee’s overarching philosophy can best be defined as one of shareholder value creation. The Committee believes that shareholder value creation can be achieved through a compensation program that seeks to align management compensation to the Company’s performance, attracts and retains highly qualified management, reward executives who contribute to the long-term success of the Company and align the long-term interests of management with those of shareholders.

Changes in Executive Compensation in 2004

It is the Committee’s view that management’s interests are best aligned with those of shareholders if the executive compensation program provides opportunities for long-term wealth accumulation when the leadership team consistently achieves key financial and strategic corporate goals over a sustained period of time. In 2004 the Committee completed a significant restructuring of the Company’s compensation program following a comprehensive review with the assistance of outside compensation consultants and the Company’s Human Resources Department.

The restructuring of our compensation plans included the following items: (i) the implementation of a Long- Term Incentive Plan (“LTIP”) providing cash awards tied directly to Company performance, (ii) the use of Restricted Stock Units (i.e., nontransferable rights to acquire Common Stock or “RSUs”) as a vehicle for long-term equity compensation, and (iii) stock ownership guidelines for executive officers. It is the Committee’s view that by creating a compensation program that creates incentives to achieve corporate goals as well as promotes long-term wealth accumulation by management, management’s interests are better aligned with those of shareholders. Additionally, revisions were made to the Company’s Inventor Compensation Policy, the Company’s Savings and Protection Plan and the Employee Stock Purchase Plan, and a cash perquisite award program was instituted which entitles all employees, on a annual basis, to 3.5% of their annual salary.

Corporate Performance

The Committee reviews corporate performance of the prior year on an annual basis as part of its approval of the annual compensation of the Company’s executive officers and its Chief Executive Officer. The Committee evaluates and rates Company performance against each of the corporate goals for the year. While achievement of corporate goals is the primary driver of executive compensation, individual performance is also considered. The Committee also approves corporate goals for the ensuing year. Long term corporate performance (measured initially over a two-year cycle and subsequently over three-year cycles) will be the sole measure in awarding compensation to executives under the Company’s LTIP, as described below.

Executive Compensation

The principal elements of executive compensation in 2004 were: base salary, performance-based annual bonus, and awards of RSUs under the Company’s new long term compensation program. Perquisites have not been a significant component of executive compensation.

Base Salary

It is the Committee’s practice to meet throughout the course of the year to review executive compensation, and meet at least annually to review and approve salary increases for executive officers, including the Chief Executive Officer. As described in its Charter, the Committee’s policy is generally to set and maintain competitive base salaries for each executive officer, including the Chief Executive Officer, for equivalent jobs with similarly situated employers. Additional considerations in the review of base salaries and approval of annual increases for fiscal 2004 included Company and individual officer’s contributions and performance during the prior fiscal year. Base salary adjustments for individual performance of executive officers other than the Chief Executive Officer are based primarily upon recommendations from the Chief Executive Officer, and for a limited number of executive officers, upon recommendations from the Chief Operating Officer and Chief Executive Officer. Base salary adjustments for individual performance of the Chief Executive Officer are based largely upon recommendations from the Chairman of the Board of Directors. All current executive officers, including the Chief Executive Officer, received a percentage increase to their salaries in 2004. The salaries we paid for the past three years to our four most highly compensated officers in 2004 and our Chief Executive Officer are shown in the Summary Compensation Table on page 13.

Performance-Based Annual Bonus

The Committee uses a company-wide annual bonus plan to drive achievement toward specified goals and give employees a stake in the performance of the Company. Annual bonuses awarded under the plan to executive officers, including the Chief Executive Officer, are based on two factors: the Company’s actual results measured against its annual corporate goals, and individual performance appraisals. Each executive officer is assigned a target bonus representing a percentage of salary based on such individual’s position with the Company. If the Company achieves certain target business performance results and the executive achieves certain target appraisal ratings, the executive will be paid the target bonus. If actual results vary from such targets, the bonus paid may be adjusted up or down to reflect the variation. In keeping with our philosophy to align the interests of executive officers with the interests of our shareholders, 30% of an executive officer’s bonus is generally paid in shares of restricted stock. These shares are restricted as to transferability for a two-year period, but are not forfeitable. The shares have full voting power and the right to receive dividends. Due to the restriction on transferability of the shares, the Committee provides additional cash compensation in the form of a tax gross-up to cover each executive officer’s tax liability associated with the restricted stock grant.

Corporate goals for 2004 were based on financial performance, corporate development, strengthening of the organization, technology development milestones, incubation projects and positioning in key arbitrations. The Committee scored performance against the 2004 corporate goals in the aggregate at 110%. Individual performance measures for executive officers other than the Chief Executive Officer are based partially upon recommendations from the Chief Executive Officer and partially on the Committee’s view of the individual’s performance. In determining the Chief Executive Officer’s annual bonus, the Committee considers the factors described above as well as his leadership and individual performance in implementing the business activities associated with the achievement of the business goals. Annual bonuses for each executive officer and the Chief

Executive Officers are approved following a weighing of the corporate performance score together with the Committee’s measure as to each executive’s individual performance. The bonuses paid for the past three years to our four most highly compensated officers in 2004 and our Chief Executive Officer are shown in the Summary Compensation Table on page 13.

Long-Term Incentives

•	Equity

Historically, the Committee has granted stock options, restricted stock (i.e., shares with time-based restrictions on transferability), and RSUs to executive officers as long-term incentives. Equity incentives have been awarded to focus executives on shareholder value and to serve as a retention mechanism. As noted in the Summary Compensation Table, stock options have not been used as a form of long-term equity compensation for executives since 2002 except pursuant to the Inventor Compensation Policy, as described below.

In 2004, the use of stock options was limited to new hire grants for non-management employees and as a part of the Company’s Inventor Compensation Policy. The Inventor Compensation Policy has been revised to provide that awards to inventors be made in cash rather than options following the Committee’s restructuring of the Company’s compensation program. No stock options were granted to any executive officer in 2004 except pursuant to the Inventor Compensation Policy as disclosed in the Options Granted table set forth on page 15.

In addition to receiving 30% of their bonuses in the form of restricted stock, all current executive officers including the Chief Executive Officer received an award of RSUs which vest in full January 1, 2006. Recognizing the value of long-term equity incentive in executive compensation, the Company’s long-term compensation program now provides for such incentives to be paid in the form of RSUs with time-based vesting. It is the Committee’s view that RSUs have the added benefit of reducing share dilution in that the number of shares awarded is generally less than the number of option shares that would customarily be granted.

•	Cash Awards

The LTIP, instituted in 2004, operates in cycles. The first cycle began on April 1, 2004 and will end on January 1, 2006. Subsequent program cycles are intended to be overlapping three-year cycles, beginning on January 1, 2005 and recurring every other year thereafter. The LTIP provides retention and performance-based cash awards to the Chief Executive Officer, executive officers and other managerial level employees based on the Company’s achievement of certain performance goals established by the Committee for each program cycle. These goals are established as a percentage of base salary (as in effect at the start of each program cycle) and a payout under the LTIP is based on the Company’s achievement of such goals. The payout may exceed or be less than the targeted percentage of base salary depending on the Company’s achievement of the goals, or no payout may be made if the Company fails to meet the minimum performance goals for the cycle. As of yet, no payout has been made. However, information regarding targeted payouts to executive officers is set forth on page 16.

Perquisites

Selective perquisites were given to certain executive officers in 2004. Mr. Goldberg, as Chief Executive Officer, was paid an allowance for a car. Dr. Briancon received an allowance in connection with housing.

Stock Ownership Guidelines

Senior officers, like Outside Directors, are subject to minimum stock ownership guidelines which are expected to be met within five years of the date such individuals become subject to the guidelines. The guidelines were established with the advice of independent compensation consultants. Compliance is monitored by the Committee on an annual basis. Qualifying ownership includes common stock (including that held through the Company’s 401(k)), restricted stock and RSUs. The Chief Executive Officer’s target ownership is set at an amount of Company stock equal in value to four times his current annual base salary. Other executives are expected to own Company stock approximately equivalent in value to a specified multiple of either one, two or three times their current annual base salary. All executive officers, including the Chief Executive Officer, have met their respective ownership guidelines.

Section 162(m) Tax Matters

Section 162(m) of the Internal Revenue Code generally limits the Company’s tax deduction for compensation to its Chief Executive Officer and four other most highly compensated executive officers to $1 million per person in any tax year unless the plan and awards under which any portion of the compensation is paid meet specified requirements. While there can be no guarantee that all future compensation received by the Chief Executive Officer and the four other most highly compensated executive officers will be fully deductible, in implementing compensation plans the Committee considers the effects of Section 162(m) and generally seeks to preserve the tax deductibility of compensation to executive officers, to the extent that this objective does not impair the operation and effectiveness of the Company’s compensation programs. Examples of potentially non-deductible compensation to our executive officers may include the payout of time-based RSUs and cash awards under the Company’s LTIP.

COMPENSATION COMMITTEE:

Harry G. Campagna, Chairman

Steven T. Clontz

Robert S. Roath

Robert W. Shaner

Summary Compensation Table

The following table sets forth certain information concerning the annual and long-term compensation paid to or for the Company’s Chief Executive Officer during the fiscal year ended December 31, 2004, and the Company’s other four most highly compensated executive officers each of whose total annual salary and bonus exceeded $100,000 in 2004 (collectively, the “Named Officers”), for services rendered to the Company and its subsidiaries during fiscal years 2004, 2003 and 2002.

	Annual Compensation							Long-Term Compensation Awards		All Other Compensation ($)(6)
Name and Principal Position	Fiscal Year	Salary($)(1)		Bonus ($)(2)		Other Annual Compensation ($)(3)		Securities Underlying Options/ Restricted SARs(#)	Restricted Stock / RSUs Awards($)(4)(5)
Howard E. Goldberg Chief Executive Officer and President	2004 2003 2002	$ $ $	429,177 404,050 388,500	$ $ $	297,200 230,309 204,589	$ $ $	72,524 63,792 65,800	2,250 0 0	$334,565 — —	$ $ $	7,547 7,344 6,736

Alain C. Briancon Chief Technology Officer	2004 2003 2002	$ $ $	289,404 272,500 260,000	$ $ $	160,101 121,093 106,690		— — —	6,250 0 2,250	$169,206 — —	$ $ $	6,155 4,952 5,800

William J. Merritt General Patent Counsel; President, InterDigital Technology Corporation	2004 2003 2002	$ $ $	290,428 273,250 262,250	$ $ $	146,177 114,766 91,722		— — —	0 0 0	$188,669 — —	$ $ $	6,619 6,468 5,813

Charles R. Tilden Chief Operating Officer	2004 2003 2002	$ $ $	276,421 260,200 249,000	$ $ $	139,126 102,779 89,577		— — —	0 0 0	$179,562 — —	$ $ $	5,573 6,719 5,950

Richard J. Fagan Chief Financial Officer	2004 2003 2002	$ $ $	270,930 235,875 209,499	$ $ $	137,929 90,812 72,224		— — —	0 0 0	$158,396 — —	$ $ $	6,619 6,469 5,950

(1)	Amounts listed as salaries for 2004 represent each Named Officer’s base salary (Mr. Goldberg, $418,200; Dr. Briancon, $282,000; Mr. Merritt, $283,000; Mr. Tilden, $269,350; and Mr. Fagan, $264,000), and the Company’s payment of an annual cash perquisite which is awarded to all Company employees on an annual basis and calculated at three and one half percent of each employee’s annual salary (Mr. Goldberg, $10,977; Dr. Briancon, $7,404; Mr. Merritt, $7,428; Mr. Tilden, $7,071; and Mr. Fagan, $6,930).

(2)	Amounts listed as bonuses represent cash and the cash value of restricted stock awarded to each of the Named Officers pursuant to the Company’s performance-based annual bonus. Amounts listed in each fiscal year were accrued but not paid until the following year for each Named Officer. Thirty percent of the bonuses accrued for 2004 were paid in shares of Common Stock that are fully vested and may not be transferred for a period of two years.

(3)	Mr. Goldberg’s other annual compensation included an allowance for a car valued at $22,996, and a tax reimbursement valued at $46,907 associated with restricted stock received as part of the executives’ annual bonus. As permitted by SEC rules, no amounts are shown in the Table with respect to certain “perquisites” where such amounts, in the aggregate, do not exceed the lesser of 10% of the total annual salary and bonus of the Named Officer, or $50,000. The Company has elected, however, to disclose such information for all Named Officers during 2004. Dr. Briancon’s other annual compensation consisted of an allowance for temporary housing valued at $10,855 and a tax reimbursement valued at $25,269 associated with restricted stock received as part of the executive annual bonus. Messrs. Merritt, Tilden and Fagan each received other annual compensation in the form of tax reimbursements associated with restricted stock received as part of the executives’ annual bonus and valued at $23,071, $21,958, and $21,769, respectively.

(4)

Amounts listed are the value of RSUs granted under the Company’s 1999 Restricted Stock Plan as part of our long-term compensation program (“Program”) which was instituted in 2004. RSU awards were made at the beginning of the first cycle of the Program and vest in-full on January 1, 2006 (the “2004-2006 cycle”). The number of RSUs granted was calculated based on a percentage of base salary of the participant divided by the Company’s closing share price on the date of the RSU award (in the case of the Named Officers, $17.58 on April 1, 2004). The amount of each such RSU award is set forth in footnote 5 below. The RSU award is time-based and is forfeitable in the event of a termination of employment for cause prior to the applicable payout date. For the 2004-2006 cycle, the percentages of base salary on which the RSU awards are based for Messrs. Goldberg, Merritt, Briancon, Tilden and Fagan are 120%, 100%, 90%, 100% and 90%, respectively. RSU awards granted to the Named Officers, as well as the Company’s other executive officers, vest in-full at the end of each Program cycle.

(5)	As of December 31, 2004, the Named Officers’ aggregate holdings in shares of restricted stock and in RSUs is as follows: Mr. Goldberg, 7,304 shares of restricted stock and 19,031 RSUs; Dr. Briancon, 3,820 shares of restricted stock and 9,625 RSUs; Mr. Merritt, 3,408 shares of restricted stock and 10,732 RSUs; Mr. Tilden, 3,220 shares of restricted stock and 10,214 RSUs; and Mr. Fagan, 2,689 shares of restricted stock and 9,010 RSUs. The aggregate value of each Named Officer’s restricted stock and RSU holdings (calculated by multiplying the dollar value of each award on the date of grant) is as follows: Mr. Goldberg, $465,042; Dr. Briancon, $237,537; Mr. Merritt, $250,622; Mr. Tilden, $237,263; and Mr. Fagan, $207,319. RSUs entitle the holder to receive a dividend equivalent should any dividend be paid on our Common Stock.

(6)	Amounts listed under “All Other Compensation” for 2004 represent the dollar value of insurance premiums with respect to term life insurance (Mr. Goldberg, $1,397; Dr. Briancon, $313; Mr. Merritt, $469; Mr. Tilden, $719; and Mr. Fagan, $469); and 401(k) matching contributions by the Company (Mr. Goldberg, $6,150; Dr. Briancon, $5,842; Mr. Merritt, $6,150; Mr. Tilden, $4,854; and Mr. Fagan, $6,150).

Named Officer Employment Agreements

Each of the current Named Officers has entered into an employment agreement with the Company (each, an “Employment Agreement”, and collectively, the “Employment Agreements”) that provides severance pay benefits, among other things, in certain events of termination of employment. The Employment Agreements provide that, in the event the executive’s employment is terminated by the Company without “cause” or in the case of voluntary termination by the executive with “good reason” (as each term is defined in the Employment Agreements), the Company generally must pay severance up to one year’s salary and continuation of medical and dental benefits (eighteen months for salary and benefit continuation in the case of the Chief Executive Officer) and that the Company may enforce up to a one-year covenant-not-to-compete. In addition, these Employment Agreements (with the exception of Mr. Goldberg’s) provide that, in the case of voluntary termination by the executive without “good reason”, the Company generally may elect to pay severance of up to one year’s salary and continuation of medical and dental benefits during which time the individual is subject to non-compete provisions. The Employment Agreements also provide a one-year covenant-not-to-compete without payment of severance following termination by the Company for “cause”. In the event of a voluntary or involuntary termination of the executive’s employment within one year after a “change of control” (which term is generally defined as the acquisition, including by merger or consolidation, or by the issuance by the Company, of its securities, by one or more persons in one transaction or a series of related transactions, of more than fifty percent of the voting power represented by the outstanding stock of the Company or a sale of substantially all the assets of the Company), the Employment Agreements provide that the executive would generally receive two years salary and the immediate vesting of all stock options and restricted stock and RSUs. The Employment Agreements also provide that if any amount payable to the officers is subject to a federal excise tax imposed on “excess parachute payments”, the officer shall be entitled to a cash payment sufficient to indemnify him for such tax.

Under the terms of his Employment Agreement, Mr. Goldberg’s service as director of the Company is conditioned upon his retention as Chief Executive Officer. Mr. Goldberg’s Employment Agreement also provides for reimbursement for a leased automobile (inclusive of insurance payments and maintenance fees and the payment of any federal and state taxes generated from these amounts), the Company’s purchase of or continued payments under such automobile lease at the end of Mr. Goldberg’s tenure with the Company (applicable only under certain events of termination), and a one-year covenant-not-to-compete regardless of the reason for termination and independent of any obligation the Company may have to pay severance.

The Employment Agreements (originally executed between October 1996 and December 2001) provide for the payment of annual salaries to said Executive Officers that may be increased from time-to-time. Current salaries paid pursuant to the Employment Agreements are: Mr. Goldberg, $434,925; Mr. Merritt, $294,300; Dr. Briancon, $291,900; Mr. Tilden, $280,350; and Mr. Fagan, $275,000.

Option Grants in Last Fiscal Year

Individual Grants
Name	Number of Securities Underlying Options Granted (1)	Percent of Total Options Granted to Employees In Fiscal Year		Exercise or Base Price ($/Sh)		Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (2)
							5% ($)		10% ($)
Howard E. Goldberg	2,250.57%				$24.30	01/23/14		$34,385		$87,138

William J. Merritt	0	—			—	—		—		—

Alain C. Briancon	2,250 1,750 2,250	.57 .44 .57	% % %	$ $ $	21.76 24.30 26.30	01/05/14 01/23/14 02/23/14	$ $ $	30,791 26,744 37,215	$ $ $	78,030 67,774 94,310

Charles R. Tilden	0	—			—	—		—		—

Richard J. Fagan	0	—			—	—		—		—

(1)	All grants were made pursuant to the Company’s Inventor Compensation Policy which provided non-discretionary option grants to all employee-inventors listed on a Company patent application one month following the filing date of the respective patent application. Under the Policy a grant of 2,250 options was awarded for the first application filed by an employee-inventor in a calendar year, of which 750 vest immediately and 1,500 vest on the earlier of the date the first U.S. patent issues under that application or eight years from the option grant date. A grant of 1,750 was awarded for the second application filed by an employee-inventor in a calendar year of which 500 vest immediately and 1,250 vest on the earlier of the date the first U.S. patent issues under that application or eight years from the option grant date. Such options have ten year terms and the inventor must be an employee of the Company on the applicable vesting date in order to become vested. Exercise prices are equal to the closing fair market value of the Company’s Common Stock on the grant date. In February 2004, the Company amended its Inventor Compensation Policy and options are no longer awarded to employee-inventors pursuant thereto.

(2)	Potential Realizable Value is reported net of the option exercise price, but before taxes associated with the exercise. These amounts represent certain assumed rates of appreciation only and are not necessarily reflective of gains actually achievable. Actual gains, if any, on stock option exercises are dependent upon the future performance of the Company’s Common Stock.

Aggregated Option Exercises in Last Fiscal Year and

Fiscal Year-End Option Values

The following table sets forth certain information concerning stock options exercised by the Named Officers during fiscal 2004, and unexercised stock options held by them at the end of fiscal 2004:

Name	Shares Acquired on Exercise(#)	Value Realized ($)(1)(2)	Number of Securities Underlying Unexercised Options At Fiscal Year-End (#)		Value of Unexercised In-the-Money Options At Fiscal Year-End ($)(3)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Howard E. Goldberg	30,000	$395,805	362,350	1,500	$4,683,310	—
William J. Merritt	20,000	$249,274	219,000	0	$2,507,213	—
Alain C. Briancon	0	—	57,334	5,750	$796,069	$11,325
Charles R. Tilden	47,331	$730,297	95,000	0	$941,450	—
Richard J. Fagan	0	—	145,000	0	$1,752,125	—

(1)	In certain instances, shares obtained through the exercise of options were not sold at the time of exercise but were retained by the individual.

(2)	Calculated by subtracting the exercise price from the market value of the Company’s Common Stock on the exercise date, then multiplying by the number of shares exercised. All values are on a pre-tax basis.

(3)	The values in this column are based on the closing sale price of the Common Stock ($22.10) on December 31, 2004, the last trading day of the Company’s 2004 fiscal year.

L ong-Term Incentive Plans – Awards in Last Fiscal Year

This table provides information as to targeted performance-based cash awards to the Named Officers under the Company’s Long-Term Incentive Plan (“LTIP”).

Name	Performance or other Period Until Maturation or Payout	Estimated Future Payouts Under Non-Stock Price-Based Plans Target ($)(1)
Howard E. Goldberg	04/01/04 – 01/01/06	$334,560
Alain C. Briancon	04/01/04 – 01/01/06	$169,200
William J. Merritt	04/01/04 – 01/01/06	$188,667
Charles R. Tilden	04/01/04 – 01/01/06	$179,567
Richard J. Fagan	04/01/04 – 01/01/06	$158,400

(1)	Targeted future payouts assume 100% achievement of the LTIP goals and, if made, will be pursuant to the Company’s long-term compensation program (the “Program”). The Program operates in cycles. The first cycle began on April 1, 2004 and will end on January 1, 2006. Subsequent Program cycles are intended to be overlapping three-year cycles, beginning on January 1, 2005 and recurring every other year thereafter. The LTIP cash award is based on the Company’s achievement of certain performance goals established by the Compensation Committee of the Board of Directors for each Program cycle. The target awards are calculated as a percentage of base salary (as in effect at the start of each Program cycle) and a payout is based on achievement of the goals associated with the respective Program cycle. The payout may exceed or be less than the targeted award depending on the Company’s achievement of the goals, or no payout may be made if the Company fails to meet the minimum performance goals for the Program cycle. For the Program cycle beginning April 1, 2004, these goals consisted of (i) increasing licensing revenue, and (ii) establishing a non-patent licensing (product) revenue base meeting certain targets. For the 2004-2006 Program cycle, the percentages of base salary on which the LTIP award is based for Messrs. Goldberg, Merritt, Briancon, Tilden and Fagan are 120%, 100%, 90%, 100% and 90%, respectively. Participants will earn a pro rata portion of their awards under the Program in the event of death, disability, or retirement or if the Company terminates their employment without cause.

Shareholder Return Performance Graph

The following graph compares, for the period from December 31, 1999 to December 31, 2004, the yearly change in the cumulative total return to holders of the Company’s Common Stock with the cumulative total return of the Nasdaq Stock Market U.S. Companies Index, as compiled by the Center for Research in Security Prices, The University of Chicago, Graduate School of Business, and of the Nasdaq Telecommunications Stocks Index, an industry group consisting of U.S. and foreign telecommunications companies:

The above graph assumes that the value of the investment in InterDigital Communications Corporation, the Nasdaq Stock Market U.S. Companies Index, and the Nasdaq Telecommunications Stocks Index was $100 at the market close on December 31, 1999 (the last trading day in 1999), and that all dividends paid by companies included in the Nasdaq Stock Market U.S. Companies Index and Nasdaq Telecommunications Stocks Index were reinvested. During this period the Company has not declared or paid any dividends on its Common Stock.

Security Ownership of

Certain Beneficial Owners

The following table sets forth certain information regarding beneficial ownership of the Company’s Common Stock, as of December 31, 2004, by each person known to the Company to be the beneficial owner of more than 5% of any class of the Company’s outstanding Common Stock. The following information is based solely upon such shareholder’s Schedule 13G, dated December 31, 2004, as filed with the SEC.

Name and Address of Beneficial Owner	Amount and Nature of Ownership (1)	Percent of Common Stock Outstanding
Heartland Advisors, Inc. 789 North Water Street Milwaukee, WI 53202	4,027,800	7.32%

William J. Nasgovitz c/o Heartland Advisors, Inc. 789 North Water Street Milwaukee, WI 53202

(1)	Heartland Advisors, Inc. does not retain sole voting or sole dispositive power as to the above shares, but does retain shared voting and shared dispositive power as to 3,749,400 and 4,027,800 shares, respectively. All such shares are held in various investment advisory accounts of Heartland Advisors, Inc., and no such account is known to have an interest relating to more than 5% of the class except that the Heartland Value Fund owns 5.45% of the class. The 4,027,800 shares may also be deemed beneficially owned by Mr. William J. Nasgovitz, President and principal shareholder of Heartland Advisors, Inc., as a result of his position with and ownership interest in Heartland Advisors, Inc., which could be deemed to confer upon him voting and/or investment power over such shares. Heartland Advisors, Inc. and Mr. Nasgovitz each specifically disclaim beneficial ownership of these shares.

Security Ownership of Management

The following table sets forth certain information regarding beneficial ownership of the Company’s Common Stock, as of April 4, 2005, by each of the Company’s directors, by each of the Named Officers, and by all executive officers and directors of the Company as a group. Unless otherwise indicated, the shareholders listed possess sole voting and investment power with respect to the shares listed:

Name of Beneficial Owner	Amount and Nature of Ownership (1)(2)(3)	Percent of Common Stock Outstanding (if greater than 1%)(4)
D. Ridgely Bolgiano	411,927	—
Alain C. Briancon	69,593	—
Harry G. Campagna	773,000	1.4%
Steven T. Clontz	199,448	—
Richard J. Fagan	175,916	—
Howard E. Goldberg	473,501	—
Edward Kamins	2,000	—
William J. Merritt	255,037	—
Robert S. Roath	304,306	—
Robert W. Shaner	2,000	—
Charles R. Tilden	167,481	—
Alan P. Zabarsky	2,001	—
All directors and officers as a group (17 persons)	3,378,424	6.2%

(1)	Includes the following number of shares of Common Stock which may be acquired by the named beneficial owners identified in the table, through the exercise of options which were exercisable as of April 4, 2005 or will become exercisable within 60 days of such date: Mr. Bolgiano, 284,300; Dr. Briancon, 57,334; Mr. Campagna, 663,000; Mr. Clontz, 172,448; Mr. Fagan, 145,000; Mr. Goldberg, 313,750; Mr. Kamins, 2,000; Mr. Merritt, 219,000; Mr. Roath, 228,190; Mr. Shaner, 2,000; Mr. Tilden, 95,000; and Mr. Zabarsky, 2,000; together with all directors and executive officers as a group (17 persons), 2,630,171 shares.

(2)	Does not include ownership of RSUs, which constitute rights to receive Common Stock under the Company’s 1999 Restricted Stock Plan at a future date. Such RSUs are forfeitable under certain circumstances, do not have voting rights and are not deemed to be outstanding shares. The named beneficial owners owning RSUs as of April 4, 2004 are as follows: Mr. Bolgiano, 7,327; Dr. Briancon, 21,512; Mr. Campagna, 180,000; Mr. Clontz, 12,000; Mr. Fagan, 20,209; Mr. Goldberg, 42,647; Mr. Kamins, 8,000; Mr. Merritt, 24,049; Mr. Roath, 32,000; Mr. Shaner, 14,000; Mr. Tilden, 22,900; and Mr. Zabarsky, 14,000; together with all directors and executive officers as a group (17 persons), 465,815 RSUs.

(3)	Includes the following number of shares of Common Stock acquired by the Named Officers and all executive officers of the Company as a group through participation in the Company’s Savings and Protection Plan (the “401(k) Plan”). Under the 401(k) Plan, Common Stock may be acquired through the Company’s employer matching contribution, discretionary annual contributions under the Company’s Profit Sharing Program, or through participation in the InterDigital Stock Fund investment option available under the 401(k) Plan. The Named Officers and executive officers have both dispositive and voting power as to these shares. Ownership of shares of Common Stock under the 401(k) Plan by the Named Officers as of April 4, 2004 is as follows: Mr. Goldberg, 1,491; Mr. Merritt, 1,378; Dr. Briancon, 1,317; Mr. Tilden, 1,310; and Mr. Fagan, 1,360.

(4)	Based upon 54,856,465 shares of Common Stock issued and outstanding at April 4, 2005.

S ummary of All Existing Equity Compensation Plans

The following table summarizes the Company’s equity compensation plan information regarding the Common Stock authorized for issuance thereunder, as of December 31, 2004:

Equity Compensation Plan Information

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (excluding securities reflected in 1st column)
Equity compensation plan(s) approved by InterDigital shareholders (1)	7,203,943	(2)	$13.16	1,836,415	(3)

Equity compensation plans not approved by InterDigital shareholders (4)	1,892,311	(5)	$16.42	2,014,179	(6)

Total	9,096,254		$13.84	3,850,594

(1)	These plans include the Company’s Employee Stock Purchase Plan, the 2000 Stock Award and Incentive Plan (the “2000 Plan”), and prior stock incentive plans no longer in effect.

(2)	In accordance with applicable regulations, no information is provided concerning the Company’s shareholder–approved tax-qualified Employee Stock Purchase Plan.

(3)	Of these shares, 848,332 shares remain available for grant under the Company’s Employee Stock Purchase Plan, and 988,083 shares remain available for grant under the 2000 Plan.

(4)	Common Stock of the Company may be issued under the Company’s 2002 Stock Award and Incentive Plan (the “2002 Plan”) and the 1999 Restricted Stock Plan (the “1999 Plan”). See Note 11, “Notes to Consolidated Financial Statements” included in our Annual Report on Form 10-K for the year ended December 31, 2004 for a description of these plans. In accordance with applicable regulations, no information is provided concerning the Company’s tax-qualified 401(k) Plan.

(5)	Does not include 45,639 issued and outstanding shares of Common Stock awarded to senior officers as part of their annual bonus, which shares are subject to a holding period and are not forfeitable. Also omitted are 6,000 shares of restricted stock awarded to an Outside Director. Such restricted stock, although forfeitable, are also issued and outstanding shares.

(6)	Of these shares, 2,871 shares remain available for grant under the 2002 Plan, and 2,011,308 shares remain available for grant under the 1999 Plan.

SHA REHOLDER PROPOSAL CONCERNING ANNUAL ELECTION OF DIRECTORS

(Proposal No. 2)

Mr. Michael Cohen, 11601 Wilshire Blvd, suite 500, Los Angeles, CA 90025, owner of 44,500 shares of the Company’s common stock has proposed the adoption of the following resolution and has furnished the following statement in support of his proposal exactly as it was provided to us:

Stockholder Resolution - Elect Each Director Annually

Shareholders recommend that each and every director be elected annually. This proposal recommends that our company’s governing documents, including the bylaws, be amended accordingly. The declassification shall be phased in a manner that does not affect the unexpired terms of Directors elected prior to 2005.

Proponent’s Supporting Statement

This resolution recommending annual election of all Directors is intended to promote increased accountability of Directors, reduced entrenchment of management, and increased shareholder value in the event of offers to purchase the company.

This resolution addresses the main concerns about declassified boards which were recently summarized by Ted Allen(1), Managing Director of Institutional Shareholder Services, as follows: “The ability to elect directors is the single most important use of the shareholder franchise, according to ISS and many investors. ISS believes that all directors should be accountable on an annual basis. A classified board can entrench management and effectively preclude most takeover bids or proxy contests.”

Furthermore, in its 2004 Postseason Report(2), ISS found that “No fewer that 50 firms this year offered their own binding proposals to declassify their boards. In many cases, the company’s actions led shareholders to withdraw proposals on this year’s ballot. A number of firms were responding to past majority votes on shareholder resolutions.”

ISS has not reviewed or endorsed this particular shareholder proposal at the time of submittal; however, ISS may do so subsequently.

References:

(1)	http://www.issproxy.com/governance/publications/2004 archived/153.jsp

(2)	http://www.issproxy.com/pdf/2004ISSPSR.pdf

I nterDigital Communications Corporation

Board of Directors’ Statement in Opposition

After thoughtful consideration of this proposal, the Board of Directors has determined that it currently is not in the best interests of the Company or its shareholders to elect all the members of the Board on an annual basis. The Company’s Amended & Restated Articles of Incorporation and Bylaws provide that the Board of Directors is divided into three classes, each class elected to a three-year term. Approximately one-third of the members of the Board of Directors are elected each year and the entire Board can be replaced in the course of three annual meetings of shareholders, all held within approximately two years. The Board of Directors believes that this classified structure provides enhanced continuity in long term strategic planning, reduces the Company’s vulnerability to unfriendly or hostile takeover tactics, and does not reduce director accountability.

Under the current system, after each election, at least two-thirds of the Board of Directors will have had prior experience and familiarity with the Company’s business. This enables the Company to remain focused on long term objectives rather than encouraging excessive focus on short-term goals. It also enhances continuity and stability in strategic planning. Continuity and long term focus are particularly important in our business where technology and product development is complex and can have long cycles. The Board also believes that a director’s contributions are best measured over several years rather than by the short-term evaluation implicit in annual elections.

A classified Board of Directors also serves as an important tool for resisting an unsolicited takeover of the Company on terms that are not advantageous to the Company’s shareholders. The staggered system permits a more orderly process for directors to consider any and all alternatives to maximize shareholder value by encouraging those who may seek to acquire control of the Company to initiate such actions through the Board of Directors. Absent a classified Board of Directors, a potential acquirer could gain control of the Company by replacing a majority of the Board of Directors with its own slate of nominees at a single annual meeting by a simple plurality of votes cast, and without paying any premiums to the Company’s shareholders.

The Board of Directors strongly believes that its current classified structure does not diminish directors’ accountability to the Company’s shareholders. The Board has instituted corporate governance guidelines that enhance accountability, such as assuring that the Board is composed of a majority of independent directors and its committees are composed solely of independent directors. Further, all directors are required by law to uphold their fiduciary duties to the Company and its shareholders, regardless of whether they serve terms of one year or three years.

Effect of the Proposal

Approval of this shareholder proposal would not automatically result in the annual election of all directors. The Board of Directors cannot change the provisions of the Company’s Articles of Incorporation or By-Laws which provide for a classified board without shareholder approval. To implement the proposal, both the Board of Directors and shareholders holding at least 80% of the outstanding voting stock of the Company would have to approve such amendments. Although the Board of Directors would consider such amendments in the event the proposal is approved, the Board of Directors remains subject to its fiduciary duty to consider independently whether it believes the declassification of the Board of Directors to be in the best interests of the Company and its shareholders generally.

FOR THE FOREGOING REASONS, THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE AGAINST PROPOSAL NO. 2 REGARDING THE ANNUAL ELECTION OF DIRECTORS.

Audit Committee Report

The Audit Committee of the Board of Directors (the “Committee”) is composed of four directors whom the Board of Directors has determined meet the independence and financial literacy and sophistication requirements of the Nasdaq National Market (“Nasdaq”) listing standards, the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and U.S. Securities and Exchange Commission (“SEC”) regulations. The Committee has, for many years, been composed entirely of non-management directors. The Committee acts pursuant to a written charter (“Charter”) which was adopted by the Company’s Board of Directors and is subject to annual review. A copy of the Charter is attached to this Proxy Statement as Appendix “A”.

As more fully described in the Charter, the Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. In fulfilling our oversight responsibilities, we have reviewed and discussed the Company’s audited consolidated financial statements for the year ended December 31, 2004 with management and PricewaterhouseCoopers LLP (“PwC”), the Company’s independent registered public accounting firm. Management has represented to us that the Company’s consolidated financial statements were prepared in accordance with accounting principles, generally accepted in the United States and considered appropriate in the circumstances to present fairly the Company’s financial position, results of operations and cash flows. Further, we have discussed with PwC the matters required to be discussed with the independent auditor by Statement on Auditing Standards No. 61, as amended, (Codification of Statements on Auditing Standards, AU §380) which includes, among other items, matters related to the conduct of the audit of the Company’s financial statements.

This Committee has also received and reviewed the written disclosures and the letter from PwC required by the Independence Standards Board Standard No.1 (Independence Discussions with Audit Committees), which relates to the accountant’s independence from the Company and its related entities, and has discussed with PwC their independence from the Company.

Based on the reviews and discussions with management and the independent accounting firm referred to above, we recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 for filing with the SEC.

AUDIT COMMITTEE:

Robert S. Roath, Chairman

Steven T. Clontz

Edward Kamins

Alan P. Zabarsky

RATIF ICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

(Proposal No. 3)

The Board of Directors, upon recommendation of the Audit Committee, has appointed PricewaterhouseCoopers LLP (“PwC”) as independent registered public accountants to examine the financial statements of the Company for the year ending December 31, 2005. PwC has served as independent registered public accountants for the Company since 2002.

Although the submission of the appointment of PwC is not required by law or the By-Laws of the Company, the Board of Directors is submitting it to the shareholders to ascertain their views. If the shareholders do not ratify the appointment, the Board of Directors will not be bound to seek other independent registered public accountants for 2005, but the selection of other independent registered public accountants will be considered in future years. To be ratified, the appointment must be approved by the affirmative vote of a majority of the votes cast by shareholders present at the Annual Meeting, in person or by proxy, and entitled to vote.

Representatives from PwC will be present at the Annual Meeting to make a statement, if they so desire, and will be available to respond to appropriate questions.

I ndependent Registered Public Accountant Fees and Services

The following table presents aggregate fees for professional audit services rendered by PwC for the audit of the Company’s annual financial statements for the fiscal years ending December 2003 and 2004, respectively, as well as the aggregate fees billed by PwC for other services rendered to the Company during those periods:

Description of Fees	December 31, 2004	December 31, 2003
Audit Fees (1)	$608,104	$233,000
Audit-Related Fees (2)	$2,197	$12,500
Tax Fees – Preparation and Compliance (3)	$59,506	$40,145
Tax Fees – Other (4)	$41,737	$233,955
All Other Fees (5)	$1,500	$1,400
Totals	$713,044	$521,000

(1)	Audit Fees consist of the aggregate fees billed by PwC in the above two fiscal years for professional services rendered by PwC for the audit of the Company’s consolidated annual financial statements, for review of the Company’s interim consolidated quarterly financial statements included in the Company’s Forms 10-Q, and services that are normally provided by PwC in connection with statutory and regulatory filings or engagements for the above fiscal years. Audit Fees for 2004 include an integrated audit of the Company’s consolidated financial statements and the Company’s internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002.

(2)	Audit-Related Fees in 2003 consist of the aggregate fees billed by PwC in the above two fiscal years for assurance and related services by PwC with regard to the audit of the Company’s Savings and Protection Plan. The Company engaged a firm other than PwC to audit its Savings and Protection Plan in 2004 and incurred fees from PwC in 2004 related to this transition.

(3)	Tax Fees – Preparation and Compliance consist of the aggregate fees billed by PwC in the above two fiscal years for professional services rendered by PwC for tax compliance, including the preparation of tax returns.

(4)	Tax Fees – Other consist of domestic and international tax planning and advice, and other tax services including tax advice related to our acquisition of assets in 2003. The Company engaged a firm other than PwC for its tax compliance for year ended December 31, 2004, and has begun the transition of tax planning to this firm.

(5)	All Other Fees consist of the aggregate fees billed by PwC in the above two fiscal years for certain accounting regulation and disclosure software purchased by the Company through PwC.

The Audit Committee has determined the rendering of all non-audit services by PwC is compatible with maintaining PwC’s independence as the Company’s principal independent accountants for the fiscal year ending December 31, 2005.

A udit Committee Pre-Approval Policy for Audit and Non-Audit Services of Independent Auditor

The Audit Committee’s policy requires that it pre-approve all audit and non-audit services and related fees to be performed by the Company’s independent auditor in order to assure that the provision of such services does not impair the independent auditors’ independence. Unless a type of service to be provided by the independent auditor has received general pre-approval, it will require specific pre-approval by the Audit Committee. Also, proposed services exceeding pre-approved cost levels require specific pre-approval.

Consistent with the rules established by the SEC, proposed services to be provided by the Company’s independent auditor will be evaluated by grouping the service fees under one of the following four categories: Audit Services, Audit-Related Services, Tax Services and All Other Services. All proposed services shall be discussed and approved by the Company’s Audit Committee. In order to render approval, the Audit Committee shall have available a schedule of services and fees approved by category for the current year for reference and specific detail must be provided. The Audit Committee will not pre-approve services related only to the broad categories noted above.

The Audit Committee has delegated pre-approval authority to its Chairperson for cases where independent auditor services must be expedited. The Company’s management shall provide the Audit Committee with reports of all pre-approved services and related fees by category incurred during the current fiscal year with forecasts of additional services anticipated during the year.

One hundred percent of the Audit-Related Fees, Tax Fees and All Other Fees described above were approved by the Company’s Audit Committee.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL NO. 3 TO RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR THE YEAR ENDING DECEMBER 31, 2005.

A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K INCLUDING THE FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES, BUT EXCLUDING EXHIBITS, AS FILED WITH THE SEC FOR THE FISCAL YEAR ENDED DECEMBER 31, 2004, MAY BE OBTAINED BY SHAREHOLDERS WITHOUT CHARGE BY WRITTEN OR ORAL REQUEST DIRECTED TO LISA AXT ALEXANDER, CORPORATE SECRETARY, INTERDIGITAL COMMUNICATIONS CORPORATION, 781 THIRD AVENUE, KING OF PRUSSIA, PENNSYLVANIA 19406-1409. COPIES OF THE ANNUAL REPORT ON FORM 10-K MAY ALSO BE ACCESSED ON THE INTERNET AT HTTP://WWW.INTERDIGITAL.COM OR AT THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV. REQUESTS FOR EXHIBITS TO THE FORM 10-K WILL BE PROVIDED FOR A FEE FOR COPYING AND MAILING EXPENSES.

By Order of the Board of Directors

Lisa Axt Alexander
Corporate Secretary

King of Prussia, Pennsylvania

April 27, 2005

APPENDIX “A”

INTERDIGITAL COMMUNICATIONS CORPORATION

AUDIT COMMITTEE CHARTER

Function

The primary function of the Audit Committee (the “Committee”) is to assist the Board of Directors (the “Board”) in fulfilling its oversight responsibilities related to corporate accounting, financial reporting practices and integrity of financial reports as well as legal and regulatory compliance therewith. The Committee will provide support for management’s efforts to enhance the quality of the Company’s internal control structure and help to facilitate effective communication between the Board and the Company’s independent public accountants.

Organization

The Committee will be comprised of three or more directors of the Board, each of whom is independent of management and the Company. The members of the Audit Committee shall meet the independence and experience requirements of the Nasdaq Stock Market, and federal laws and regulations applicable to audit committees. Further, all members of the Committee must have a basic understanding of accounting policies and be able to read and understand financial statements, including a company’s balance sheet, income statement, and cash flow statement. At least one member of the Committee shall be an audit committee financial expert, within the meaning of applicable Commission and Nasdaq rules.

Meetings

The Committee will meet at least quarterly each year, and at any additional time as either the Board or the Committee deems necessary. The Committee Chairman has the power to call a Committee meeting whenever he or she determines there is a need. Meetings will follow an agenda and approved minutes of the meeting will be maintained.

The Company’s independent public accountants will generally be requested to attend Committee meetings. The Committee may request members of management or others to attend meetings and to provide pertinent information as necessary. The Committee will provide management, the independent public accountants and other persons as appropriate with opportunities to meet in private sessions with the Committee to discuss any matters the Committee or these groups believe should be discussed privately.

Responsibilities

I.	General Responsibilities

A.	The Committee provides open avenues of communication with management, the independent public accountants and the Board.

B.	The Committee must report Committee actions to the full Board and may make appropriate recommendations.

C.	In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company, may meet with the general counsel and/or other members of management of the Company.

D.	The Committee will establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, and for the confidential, anonymous submission by employees of the Company regarding questionable accounting or auditing matters.

E.	The Committee will have the authority to engage independent counsel and other advisors, as it determines necessary to carry out its duties.

F.	All auditing services and permissible non-audit services provided to the Company by its independent public accountants will be pre-approved by the Committee, subject to the de minimus exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act which are approved by the Audit Committee prior to the completion of the audit. The Chairman of the Committee shall have the authority to grant pre-approvals of audit and permissible non-audit services, provided that all pre-approvals by the Chairman shall be presented to the full Committee at its next scheduled meeting.

G.	The Company shall provide for appropriate funding, as determined by the Committee, for payment of compensation to the independent public accountants and to any advisors engaged by the Audit Committee.

II.	Responsibilities for Engaging Independent Accountants

A.	The Committee will be directly responsible for the appointment, compensation, and oversight of the work of the independent public accountants (including resolution of disagreements between management and the auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. The independent public accountants will report directly to the Committee.

B.	The Committee will discuss with the independent public accountants all significant relationships and services the independent public accountants have with the Company to determine and ensure the independence of the independent public accountants. The Committee will also require from the independent public accountants an annual statement delineating all relationships between the independent public accountants, related companies and the Company.

C.	The Committee will review the performance of the independent public accountants. The Committee will have the ultimate authority and responsibility to select, evaluate and, if deemed appropriate, replace the Company’s independent public accountants. The Committee shall request the Board to submit the selection of the independent public accountants for ratification at each annual meeting of shareholders.

D.	The Committee will consult with the independent public accountants and financial management of the Company to review the scope of the annual audit, as well as the planning and staffing of the audit.

E.	The Committee will review and approve the fees to be paid to the independent public accountants.

III.	Responsibilities for Reviewing the Annual Audit and the Review of Quarterly and Annual Financial Statements

A.	The Committee will ascertain that the independent public accountants will be available to the full Board at least annually (and more frequently if deemed appropriate by the Committee) to provide the Committee with a timely analysis of significant financial reporting issues.

B.	The Committee will ask management and the independent public accountants about significant risks and exposures relating to the Company’s quarterly and annual financial statements and will assess management’s steps to minimize them.

C.	The Committee will address with the independent public accountants (i) the Company’s critical accounting policies, (ii) alternative treatments of financial information within generally accepted accounting principles that the independent public accountants have discussed with management, and the alternative preferred by the independent public accountants and (iii) material written communications between the independent public accountants and management, such as a schedule of unadjusted differences.

D.	The Committee will review disclosures made to the Committee by the Company’s Chief Executive Officer and Chief Financial Officer during their certification process for the Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company’s internal controls.

E.	The Committee will review any significant findings and recommendations made by the Company’s independent public accountants, together with management’s responses to them.

F.	Shortly after the annual examination is completed, the Committee will review the following with management and the independent public accountants:

1.	The Company’s annual report on Form 10-K, including the annual financial statements and related footnotes and the clarity of the disclosures in the financial statements.

2.	The impact of pronouncements by the Financial Accounting Standards Board, releases of the Securities and Exchange Commission, and any other pertinent regulations that might have an effect on the Company’s audited financial statements.

3.	The independent public accountants’ audit of and report on the financial statements.

4.	Any matters the independent public accountants determine that are required to be discussed with the Committee pursuant to Statement of Auditing Standards No. 61.

5.	The management recommendation letter on accounting procedures and controls prepared by the Company’s independent public accountants and any other reports and management’s responses concerning such reports.

6.	Anything else about the audit procedures or findings that Generally Accepted Auditing Standards require the independent public accountants to discuss with the Committee.

G.	The Committee will consider and review with management any significant findings related to financial reporting, internal controls or other corporate matters of importance to the Committee during the year and management’s responses to them.

H.	With respect to quarterly results for the first three fiscal quarters of each year, the Committee will meet quarterly with the independent public accountants and management to discuss the Company’s quarterly financial statements as well as whether significant events, transactions and changes in accounting estimates were considered by the independent public accountants (after performing their required quarterly review) to have affected the quality of the Company’s financial reporting. This meeting will take place prior to filing the Company’s Quarterly Report on Form 10-Q with the Commission and before the quarterly earnings release.

I.	The Committee will discuss with management and the independent public accountants, as appropriate, financial results to be disclosed in press releases and other publicly disclosed financial information and earnings guidance, including the use of pro forma or adjusted non-GAAP information.

IV.	Certification and Disclosure Responsibilities

A.	The Committee will ascertain the Company’s compliance with requirements of any market on which its securities are traded.

B.	The Committee will ascertain the Company’s compliance with required Securities and Exchange Commission disclosures regarding:

1.	Committee member independence, an indication of whether the Committee is governed by a written charter, and if so, include a copy of the charter at least once every three years.

2.	The Committee’s findings that resulted from its financial reporting oversight responsibilities.

V.	Periodic Responsibilities

A.	Review and update the Committee’s charter as circumstances may warrant.

B.	Review with appropriate management and outside resources, if necessary, legal and regulatory matters that may have a material effect on the organization’s financial statements, compliance policies and programs and reports from regulators.

C.	Review any significant reports to management prepared by the Company’s internal auditing function or by any advisor or consultants engaged to evaluate or report on financial matters, and management’s responses.

D.	Review and approve all related party transactions.

E.	Set policies consistent with applicable regulations for the hiring of employees or former employees of the Company’s independent public accountants.

F.	Review any other matters that may be appropriate such as corporate insurance coverage and other risk management programs.

VI.	Scope of Responsibilities

While the Committee has the responsibilities and powers set forth in this charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and in accordance with generally accepted accounting principles. This is the responsibility of management and the independent public accountants. The Committee may also undertake such additional activities within the scope of its primary function as the Committee from time to time determines.

PROXY

INTERDIGITAL COMMUNICATIONS CORPORATION

781 Third Avenue

King of Prussia, Pennsylvania 19406-1409

2005 Annual Meeting of Shareholders

To Be Held June 2, 2005

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder of InterDigital Communications Corporation, a Pennsylvania corporation, revoking all previous proxies, hereby appoints Richard J. Fagan, Lawrence F. Shay, and Howard E. Goldberg, and each of them acting individually, as the proxies of the undersigned, with full power of substitution, to vote, as indicated on the reverse side of this proxy card and in their discretion upon such other matters as may properly come before the meeting, all shares which the undersigned would be entitled to vote at the Annual Meeting of Shareholders of InterDigital Communications Corporation to be held on Thursday, June 2, 2005, at 2:00 p.m. Eastern Daylight Time, at the Crowne Plaza Valley Forge, King of Prussia, Pennsylvania, and at any adjournment or postponement thereof.

Record holders who attend the Annual Meeting may vote by ballot; such vote will supersede this Proxy.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1 AND 3,

AND “AGAINST” PROPOSAL 2.

1.	Election of Directors [Nominees for a three year term expiring at the 2008 Annual Meeting of Shareholders—Harry G. Campagna, Steven T. Clontz, and Edward Kamins]:

☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL NOMINEES EXCEPT (See Instructions Below)

Instructions: To withhold authority to vote for any individual nominee(s), mark “FOR ALL NOMINEES EXCEPT” and fill in the circle next to each nominee for whom you wish to withhold your vote, as shown here:     •

o	Harry G. Campagna
o	Steven T. Clontz
o	Edward Kamins

2.	Shareholder proposal concerning the annual election of Directors:

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	Ratification of PricewaterhouseCoopers LLP as independent registered public accountants of InterDigital Communications Corporation for the year ending December 31, 2005:

☐ FOR	☐ AGAINST	☐ ABSTAIN

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. UNLESS OTHERWISE SPECIFIED, THE SHARES WILL BE VOTED “FOR” THE ELECTION OF THE NOMINEES FOR DIRECTOR LISTED ABOVE, “FOR” RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, AND “AGAINST” THE SHAREHOLDER PROPOSAL CONCERNING THE ANNUAL ELECTION OF DIRECTORS. THIS PROXY ALSO DELEGATES DISCRETIONARY AUTHORITY WITH RESPECT TO ANY OTHER BUSINESS WHICH MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF NOTICE OF THE 2005 ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT, AND THE 2004 ANNUAL REPORT.

Date: ,2005
Signature of Shareholder

Date: ,2005
Signature of Shareholder

NOTE: Please sign this Proxy exactly as your name(s) appear on this Proxy. When signing as attorney-in-fact, executor, administrator, trustee or guardian, please add your title as such. If the signer is a corporation, please sign with full corporate name by a duly authorized officer(s), giving full title as such, and affix the corporate seal. If signer is a partnership, please sign in partnership name by authorized person. Where stock is held in the name of two (2) or more persons, all such persons should sign.

PROXY

INTERDIGITAL COMMUNICATIONS CORPORATION

781 Third Avenue

King of Prussia, Pennsylvania 19406-1409

2005 Annual Meeting of Shareholders

To Be Held June 2, 2005

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Voting Instruction to Trustee

The undersigned, as a participant in the InterDigital Communications Corporation Savings and Protection Plan, does hereby instruct the trustee of such plan to vote all the shares of Common Stock of InterDigital Communications Corporation which are credited to the undersigned’s account in such plan, at the Annual Meeting of Shareholders of InterDigital Communications Corporation to be held on Thursday, June 2, 2005, at 2:00 p.m. Eastern Daylight Time, at the Crowne Plaza Valley Forge, King of Prussia, Pennsylvania, and at any adjournment or postponement thereof, in the manner directed herein, and in the trustee’s discretion upon such other business as may come before the Annual Meeting, all as set forth in the enclosed notice of the Annual Meeting and Proxy Statement.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1 AND 3,

AND “AGAINST” PROPOSAL 2.

1.	Election of Directors [Nominees for a three year term expiring at the 2008 Annual Meeting of Shareholders—Harry G. Campagna, Steven T. Clontz, and Edward Kamins]:

☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL NOMINEES EXCEPT (See Instructions Below)

Instructions: To withhold authority to vote for any individual nominee(s), mark “FOR ALL NOMINEES EXCEPT” and fill in the circle next to each nominee for whom you wish to withhold your vote, as shown here:    •

o	Harry G. Campagna
o	Steven T. Clontz
o	Edward Kamins

2.	Shareholder proposal concerning the annual election of Directors:

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	Ratification of PricewaterhouseCoopers LLP as independent registered public accountants of InterDigital Communications Corporation for the year ending December 31, 2005:

☐ FOR	☐ AGAINST	☐ ABSTAIN

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. ANY SHARES HELD BY THE TRUSTEE FOR WHICH THE TRUSTEE HAS BEEN INSTRUCTED TO SIGN THE PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS WITH NO ADDITIONAL INSTRUCTIONS TO THE CONTRARY INDICATED, WILL BE VOTED “FOR” THE ELECTION OF THE NOMINEES FOR DIRECTOR LISTED ABOVE, “FOR” RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, AND “AGAINST” THE SHAREHOLDER PROPOSAL CONCERNING THE ANNUAL ELECTION OF DIRECTORS. THIS PROXY ALSO DELEGATES DISCRETIONARY AUTHORITY WITH RESPECT TO ANY OTHER BUSINESS WHICH MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF NOTICE OF THE 2005 ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT, AND THE 2004 ANNUAL REPORT.

Date: ,2005
Signature of Shareholder
Date: ,2005
Signature of Shareholder

NOTE: Please sign this Proxy exactly as your name(s) appear on this Proxy. When signing as attorney-in-fact, executor, administrator, trustee or guardian, please add your title as such. If the signer is a corporation, please sign with full corporate name by a duly authorized officer(s), giving full title as such, and affix the corporate seal. If signer is a partnership, please sign in partnership name by authorized person. Where stock is held in the name of two (2) or more persons, all such persons should sign.

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